Exhibit 99.1

EastGroup Properties Announces
Fourth Quarter and Full Year 2024 Results

Fourth Quarter 2024 Highlights

•Net Income Attributable to Common Stockholders of $1.16 Per Diluted Share for Fourth Quarter 2024 Compared to $1.35 Per Diluted Share for Fourth Quarter 2023 (Gains on Sales of Real Estate Investments Were $13 Million, or $0.28 Per Diluted Share, in Fourth Quarter 2023; There Were No Sales in Fourth Quarter 2024)
•Funds from Operations (“FFO”) Excluding Gain on Involuntary Conversion and Business Interruption Claims of $2.15 Per Diluted Share for Fourth Quarter 2024 Compared to $2.03 Per Diluted Share for Fourth Quarter 2023, an Increase of 5.9%
•Same Property Net Operating Income for the Same Property Pool Excluding Income From Lease Terminations Increased 3.6% on a Straight-Line Basis and 3.4% on a Cash Basis for Fourth Quarter 2024 Compared to the Same Period in 2023
•Operating Portfolio was 97.1% Leased and 96.1% Occupied as of December 31, 2024; Average Occupancy of Operating Portfolio was 95.8% for Fourth Quarter 2024 as Compared to 98.1% for Fourth Quarter 2023
•Rental Rates on New and Renewal Leases Increased an Average of 46.6% on a Straight-Line Basis
•Acquired Three Operating Properties Containing 1,790,000 Square Feet and 26.8 Acres of Development Land for Approximately $257 Million
•Started Construction of Five Development Projects Totaling 802,000 Square Feet with Projected Total Costs of Approximately $125 Million
•Transferred One Development Project Containing 357,000 Square Feet to the Operating Portfolio

Full Year 2024 Highlights

•Net Income Attributable to Common Stockholders of $4.66 Per Diluted Share for 2024 Compared to $4.42 Per Diluted Share for 2023 (Gains on Sales of Real Estate Investments Were $9 Million, or $0.18 Per Diluted Share, in 2024 Compared to $18 Million, or $0.40 Per Diluted Share, in 2023)
•FFO Excluding Gain on Involuntary Conversion and Business Interruption Claims of $8.31 Per Diluted Share for 2024 Compared to $7.70 Per Diluted Share for 2023, an Increase of 7.9%
•Same Property Net Operating Income for the Same Property Pool Excluding Income From Lease Terminations Increased 4.8% on a Straight-Line Basis and 5.6% on a Cash Basis for 2024 Compared to 2023
•Average Occupancy of Operating Portfolio was 96.8% for 2024 as Compared to 98.0% for 2023
•Rental Rates on New and Renewal Leases Increased an Average of 53.0% on a Straight-Line Basis
•Acquired Six Operating Properties Containing 2,474,000 Square Feet and 61.1 Acres of Development Land for Approximately $404 Million
•Started Construction of 10 Development Projects Totaling 1,585,000 Square Feet with Projected Total Costs of Approximately $230 Million
•Transferred Seven Development Projects Containing 1,519,000 Square Feet to the Operating Portfolio

400 W. Parkway Place, Suite 100, Ridgeland, MS 39157 | TEL: 601-354-3555 | www.eastroup.net

JACKSON, MISSISSIPPI, February 6, 2025 - EastGroup Properties, Inc. (NYSE: EGP) (the “Company”, “we”, “us” or “EastGroup”) announced today the results of its operations for the three and twelve months ended December 31, 2024.

Commenting on EastGroup’s performance, Marshall Loeb, CEO, stated, “Our consistent, positive performance continues as evidenced by FFO per share excluding gain on involuntary conversion and business interruption claims rising 5.9% for the quarter and 7.9% for the year. The industrial market remains resilient as supported by our Company’s record amount of square footage leased last quarter. Further, the operating landscape is improving with a materially shrinking industrial supply pipeline, while customer demand is showing early signs of recovery. In addition to our operational progress, we made strides to strengthen our balance sheet during the year. Long term, I remain bullish on the continuing external secular trends which benefit our shallow bay, last mile Sunbelt market portfolio.”

EARNINGS PER SHARE

Three Months Ended December 31, 2024
On a diluted per share basis, earnings per common share (“EPS”) were $1.16 for the three months ended December 31, 2024, compared to $1.35 for the same period of 2023. The decrease in EPS was primarily due to the following:
•EastGroup recognized gains on sales of real estate investments of $13,156,000 ($0.28 per share) during the three months ended December 31, 2023. There were no sales during the three months ended December 31, 2024.
•Depreciation and amortization expense was $49,662,000 ($0.99 per diluted share) for the three months ended December 31, 2024, as compared to $45,248,000 ($0.96 per diluted share) for the same period of 2023.
•Weighted average shares increased by 3,359,000 on a diluted basis during the three months ended December 31, 2024, as compared to the same period of 2023.
The decrease in EPS was partially offset by the following:
•The Company’s property net operating income (“PNOI”) was $120,867,000 ($2.40 per diluted share) for the three months ended December 31, 2024, as compared to $109,952,000 ($2.34 per diluted share) for the same period of 2023.
•Interest expense was $9,192,000 ($0.18 per diluted share) for the three months ended December 31, 2024, as compared to $11,108,000 ($0.24 per diluted share) for the same period of 2023.

Twelve Months Ended December 31, 2024
Diluted EPS for the twelve months ended December 31, 2024 was $4.66 compared to $4.42 for the same period of 2023. The increase in EPS was primarily due to the following:
•PNOI was $464,995,000 ($9.51 per diluted share) for the twelve months ended December 31, 2024, as compared to $413,321,000 ($9.12 per diluted share) for the same period of 2023.
•Interest expense was $38,956,000 ($0.80 per diluted share) for the twelve months ended December 31, 2024, as compared to to $47,996,000 ($1.06 per diluted share) for the same period of 2023.
The increase in EPS was partially offset by the following:
•Depreciation and amortization expense was $189,411,000 ($3.87 per diluted share) for the twelve months ended December 31, 2024, as compared to $171,078,000 ($3.77 per diluted share) for the same period of 2023.
•EastGroup recognized gains on sales of real estate investments of $8,751,000 ($0.18 per share) during the twelve months ended December 31, 2024, compared to $17,965,000 ($0.40 per share) during the twelve months ended December 31, 2023.
•Weighted average shares increased by 3,580,000 on a diluted basis during the twelve months ended December 31, 2024, as compared to the same period of 2023.

400 W. Parkway Place, Suite 100, Ridgeland, MS 39157 | TEL: 601-354-3555 | www.eastgroup.net

FUNDS FROM OPERATIONS AND PROPERTY NET OPERATING INCOME

Three Months Ended December 31, 2024
For the three months ended December 31, 2024, funds from operations attributable to common stockholders (“FFO”) were $2.15 per diluted share compared to $2.03 per diluted share during the same period of 2023, an increase of 5.9%.

PNOI increased by $10,915,000, or 9.9%, during the three months ended December 31, 2024, compared to the same period of 2023. PNOI increased $4,816,000 from 2023 and 2024 acquisitions, $3,555,000 from newly developed and value-add properties, and $3,396,000 from same property operations (based on the same property pool), and decreased $686,000 from operating properties sold in 2023 and 2024.

Same PNOI Excluding Income from Lease Terminations increased 3.6% on a straight-line basis for the three months ended December 31, 2024, compared to the same period of 2023; on a cash basis (excluding straight-line rent adjustments and amortization of above/below market rent intangibles), Same PNOI increased 3.4%.

On a straight-line basis, rental rates on new and renewal leases (representing 4.7% of our total square footage) increased an average of 46.6% during the three months ended December 31, 2024.

Twelve Months Ended December 31, 2024
FFO for the twelve months ended December 31, 2024, was $8.35 per diluted share compared to $7.79 per diluted share during the same period of 2023, an increase of 7.2%.

FFO Excluding Gain on Involuntary Conversion and Business Interruption Claims was $8.31 per diluted share for the twelve months ended December 31, 2024, compared to $7.70 per diluted share for the same period of 2023, an increase of 7.9%.

PNOI increased by $51,674,000, or 12.5%, during the twelve months ended December 31, 2024, compared to the same period of 2023. PNOI increased $20,089,000 from same property operations (based on the same property pool), $18,354,000 from newly developed and value-add properties, and $15,915,000 from 2023 and 2024 acquisitions, and decreased $2,642,000 from operating properties sold in 2023 and 2024.

Same PNOI Excluding Income from Lease Terminations increased 4.8% on a straight-line basis for the twelve months ended December 31, 2024, compared to the same period of 2023; on a cash basis (excluding straight-line rent adjustments and amortization of above/below market rent intangibles), Same PNOI increased 5.6%.

On a straight-line basis, rental rates on new and renewal leases (representing 15.9% of our total square footage) increased an average of 53.0% during the twelve months ended December 31, 2024.

The same property pool for the three and twelve months ended December 31, 2024 includes properties which were included in the operating portfolio for the entire period from January 1, 2023 through December 31, 2024; this pool is comprised of properties containing 51,668,000 square feet.

FFO, FFO Excluding Gain on Involuntary Conversion and Business Interruption Claims, PNOI and Same PNOI are non-GAAP financial measures, which are defined under Definitions later in this release.  Reconciliations of Net Income to PNOI and Same PNOI, and Net Income Attributable to EastGroup Properties, Inc. Common Stockholders to FFO and FFO Excluding Gain on Involuntary Conversion and Business Interruption Claims are presented in the attached schedule “Reconciliations of GAAP to Non-GAAP Measures.”

ACQUISITIONS AND DISPOSITIONS

As previously announced, during the three months ended December 31, 2024, EastGroup acquired three operating properties containing 1,790,000 square feet for approximately $246,426,000.
400 W. Parkway Place, Suite 100, Ridgeland, MS 39157 | TEL: 601-354-3555 | www.eastgroup.net

In November, the Company acquired three business distribution buildings, known as Riverpoint Industrial Park, totaling 779,000 square feet, in Atlanta for approximately $87,576,000. This property, which was developed in 2020, is 100% leased to six tenants, and increased the Company’s ownership in Atlanta to approximately 2,246,000 square feet.

Also in November, EastGroup acquired DFW Global Logistics Centre 5-8, four multi-tenant business distribution buildings totaling 492,000 square feet, for approximately $75,852,000. These buildings are located near the Dallas-Fort Worth Airport and are currently 100% leased to 13 tenants.

In December, the Company acquired Akimel Gateway, which contains four business distribution buildings totaling 519,000 square feet in Southeast Phoenix, for approximately $82,998,000. This property was developed in 2022 and is 100% leased to four tenants.

EastGroup also acquired 26.8 acres of development land in the Nashville market for approximately $10,460,000 during the fourth quarter. The site, known as Station 24 Commerce Center Land, is expected to accommodate the future development of four buildings totaling approximately 350,000 square feet.

In aggregate, during the twelve months ended December 31, 2024, EastGroup acquired 2,474,000 square feet of operating properties for $390,011,000 and 61.1 acres of development land for $13,762,000.

For the twelve months ended December 31, 2024, the Company sold a portfolio of properties in the Jackson, MS market totaling 159,000 square feet, for $14,050,000. The sale generated a gain of $8,751,000, which is included in Gain on sales of real estate investments; the gain is excluded from FFO. During the twelve months ended December 31, 2024, EastGroup also sold two land parcels, containing 5.4 acres, for $4,261,000. The land sales generated gains of $362,000, which are not included in FFO.

DEVELOPMENT AND VALUE-ADD PROPERTIES

During the fourth quarter of 2024, EastGroup began construction of five new development projects in four markets, which are expected to contain a total of 802,000 square feet and have projected total costs of $124,700,000.

The development projects started during 2024 are detailed in the table below:

Development Projects Started in 2024	Location	Size	Anticipated Conversion Date	Projected Total Costs
		(Square feet)		(In thousands)

Horizon West 5	Orlando, FL	85,000	12/2025	$12,800
Northeast Trade Center 1	San Antonio, TX	264,000	04/2025	32,100
Crossroads 1	Tampa, FL	124,000	06/2025	20,000
Texas Avenue 1 & 2	Austin, TX	129,000	05/2026	22,500
World Houston 46	Houston, TX	181,000	06/2026	17,900
Crossroads 2	Tampa, FL	203,000	07/2026	32,300
Grand West Crossing 2	Houston, TX	97,000	08/2026	12,900
Hillside 2	Greenville, SC	141,000	10/2026	15,300
Gateway Interchange A & B	Phoenix, AZ	137,000	01/2027	26,200
Gateway Interchange F & G	Phoenix, AZ	224,000	01/2027	38,000
Total Development Projects Started		1,585,000		$230,000

At December 31, 2024, EastGroup’s development and value-add program consisted of 21 projects (4,143,000 square feet) in 14 markets. The projects, which were collectively 22% leased as of February 5, 2025, have a projected total cost of $608,700,000, of which $184,632,000 remained to be funded as of December 31, 2024.

400 W. Parkway Place, Suite 100, Ridgeland, MS 39157 | TEL: 601-354-3555 | www.eastgroup.net

During the fourth quarter of 2024, EastGroup transferred one project, known as Horizon West 10, to the operating portfolio. The Company transfers projects to the portfolio at the earlier of 90% occupancy or one year after completion. The project, which is located in Orlando, contains 357,000 square feet and is 100% leased as of February 5, 2025.

The development projects transferred to the operating portfolio during 2024 are detailed in the table below:

Development and Value-Add Properties Transferred to the Operating Portfolio in 2024	Location	Size	Conversion Date	Cumulative Cost as of 12/31/24	Percent Leased as of 2/5/25
		(Square feet)		(In thousands)

Gateway 2	Miami, FL	133,000	02/2024	$22,426	100%
Hillside 1	Greenville, SC	122,000	04/2024	13,184	100%
McKinney 1 & 2	Dallas, TX	172,000	06/2024	27,522	100%
MCO Logistics Center	Orlando, FL	167,000	07/2024	24,712	100%
Stonefield 35 1-3	Austin, TX	276,000	08/2024	36,997	56%
Springwood 1 & 2	Houston, TX	292,000	09/2024	34,837	93%
Horizon West 10	Orlando, FL	357,000	10/2024	42,370	100%
Total Projects Transferred		1,519,000		$202,048	91%

Projected Stabilized Yield(1)	7.8%

(1) Weighted average yield based on projected stabilized annual property net operating income on a straight-line basis at 100% occupancy divided by projected total costs.

DIVIDENDS

EastGroup declared a cash dividend of $1.40 per share of common stock in the fourth quarter of 2024. The fourth quarter dividend, which was paid on January 15, 2025, was the Company’s 180th consecutive quarterly cash distribution to shareholders. The Company has increased or maintained its dividend for 32 consecutive years and has increased it 29 years over that period, including increases in each of the last 13 years. The annualized dividend rate of $5.60 per share represents a dividend yield of 3.3% based on the closing stock price of $172.00 on February 5, 2025.

FINANCIAL STRENGTH AND FLEXIBILITY

EastGroup continues to maintain a strong and flexible balance sheet.  Debt-to-total market capitalization was 15.4% at December 31, 2024.  The Company’s interest and fixed charge coverage ratio was 12.77x and 11.48x for the three and twelve months ended December 31, 2024, respectively. The Company’s ratio of debt to earnings before interest, taxes, depreciation and amortization for real estate (“EBITDAre”) was 3.20x and 3.36x for the three and twelve months ended December 31, 2024, respectively. EBITDAre and the Company’s interest and fixed charge coverage ratio are non-GAAP financial measures defined under Definitions later in this release. Refer to the schedule “Reconciliations of GAAP to Non-GAAP Measures” attached for the calculation of the Company’s interest and fixed charge coverage ratio, the debt to EBITDAre ratio, and the reconciliation of Net Income to EBITDAre.

In December, EastGroup repaid two senior unsecured notes totaling $120,000,000 at maturity with a weighted average fixed interest rate of 3.47%. For the twelve months ended December 31, 2024, the Company repaid maturing debt totaling $170,000,000 with a weighted average effectively fixed interest rate of 3.65%.

The Company did not enter into any new secured or unsecured debt agreements during the three and twelve months ended December 31, 2024. The Company also had minimal draws on its unsecured credit facilities, with a weighted average balance of $715,000 and $1,776,000 for the three and twelve months ended December 31, 2024, and no borrowings on the facilities as of December 31, 2024.
400 W. Parkway Place, Suite 100, Ridgeland, MS 39157 | TEL: 601-354-3555 | www.eastgroup.net

Subsequent to year end, EastGroup refinanced a $100,000,000 senior unsecured term loan, reducing the credit spread by 30 basis points to a total effectively fixed interest rate of 4.97%. The loan, which previously had five years remaining, now has a three-year maturity with two one-year extension options at the Company’s election.

During the fourth quarter, EastGroup sold 914,780 shares of common stock directly through its sales agents under its continuous common equity offering program at a weighted average price of $174.23 per share, providing aggregate net proceeds to the Company of approximately $157,787,000. During the twelve months ended December 31, 2024, the Company sold 1,373,459 shares of common stock directly through its sales agents under its continuous common equity offering program at a weighted average price of $174.30 per share, providing aggregate net proceeds to the Company of approximately $236,996,000.

During the fourth quarter, EastGroup settled outstanding forward equity sale agreements that were previously entered into under its continuous common equity offering program by issuing 1,704,863 shares of common stock in exchange for net proceeds of approximately $305,517,000. Subsequent to quarter-end, the Company settled additional outstanding forward equity sale agreements by issuing 214,138 shares of common stock in exchange for approximate net proceeds of $37,005,000.

During the three months ended December 31, 2024, the Company entered into forward equity sale agreements with respect to 690,953 shares of common stock with an initial weighted average forward price of $175.05 per share and approximate gross sales proceeds of $120,954,000 based on the initial forward price. The Company did not receive any proceeds from the sale of common shares by the forward purchasers at the time it entered into forward equity sale agreements. As of February 5, 2025, EastGroup had 171,115 shares of common stock available for settlement prior to the expiration of the applicable settlement period in November 2025, for approximate net proceeds of $29,688,000, based on a weighted average forward price of $173.50 per share.

OUTLOOK FOR 2025

We estimate EPS for 2025 to be in the range of $4.71 to $4.91 and FFO per share attributable to common stockholders for 2025 to be in the range of $8.80 to $9.00. The table below reconciles projected net income attributable to common stockholders to projected FFO. The Company is providing a projection of estimated net income attributable to common stockholders solely to satisfy the disclosure requirements of the U.S. Securities and Exchange Commission.

EastGroup’s projections are based on management’s current beliefs and assumptions about our business, the industry and the markets in which we operate; there are known and unknown risks and uncertainties associated with these projections. We assume no obligation to update publicly any forward-looking statements, including our Outlook for 2025, whether as a result of new information, future events or otherwise. Please refer to the “Forward-Looking Statements” disclosures included in this earnings release and “Risk Factors” disclosed in our annual and quarterly reports filed with the Securities and Exchange Commission for more information.

400 W. Parkway Place, Suite 100, Ridgeland, MS 39157 | TEL: 601-354-3555 | www.eastgroup.net

The following table presents the guidance range for 2025:

	Low Range		High Range
	Q1 2025	Y/E 2025	Q1 2025	Y/E 2025
	(In thousands, except per share data)

Net income attributable to common stockholders	$55,378	248,094	59,544	258,632
Depreciation and amortization	51,353	215,768	51,353	215,768
Funds from operations attributable to common stockholders*	$106,731	463,862	110,897	474,400

Weighted average shares outstanding - Diluted	52,070	52,686	52,070	52,686
Per share data (diluted):
Net income attributable to common stockholders	$1.06	4.71	1.14	4.91
Funds from operations attributable to common stockholders	2.05	8.80	2.13	9.00
*This is a non-GAAP financial measure. Please refer to Definitions.

The following assumptions were used for the mid-point:

Metrics	Initial Guidance for Year 2025	Actual for Year 2024
FFO per share	$8.80 - $9.00	$8.35
FFO per share increase over prior year	6.6%	7.2%
FFO per share increase over prior year excluding gain on involuntary conversion and business interruption claims	7.1%	7.9%
Same PNOI growth: cash basis (1)	5.4% - 6.4% (2)	5.6%
Average month-end occupancy - operating portfolio	95.5% - 96.5%	96.8%
Development starts:
Square feet	2.5 million	1.6 million
Projected total investment	$300 million	$230 million
Operating property acquisitions	$150 million	$390 million
Operating property dispositions (Potential gains on dispositions are not included in the projections)	$15 million	$14 million
Capital proceeds	$450 million	$724 million
General and administrative expense (3)	$21.1 million	$20.6 million

(1) Excludes straight-line rent adjustments, amortization of market rent intangibles for acquired leases, and income from lease terminations.
(2) Includes properties which have been in the operating portfolio since 1/1/24 and are projected to be in the operating portfolio through 12/31/25; includes 54,633,000 square feet.
(3) Approximately 37% of the estimated annual general and administrative expense is expected to be incurred in the first quarter of 2025, primarily due to accelerated expense for employees who are retirement-eligible under our equity incentive plans.

DEFINITIONS

The Company’s chief decision maker uses Net income as the primary measure of operating results in making decisions. Investor and industry analysts primarily utilize two supplemental operating performance measures in analyzing operating results, which include: (1) funds from operations attributable to common stockholders (“FFO”), including FFO as adjusted as described below, and (2) property net operating income (“PNOI”), as defined below.

FFO is computed in accordance with standards established by the National Association of Real Estate Investment Trusts, Inc. (“Nareit”).  Nareit’s guidance allows preparers an option as it pertains to whether gains or losses on
400 W. Parkway Place, Suite 100, Ridgeland, MS 39157 | TEL: 601-354-3555 | www.eastgroup.net

sale, or impairment charges, on real estate assets incidental to a real estate investment trust’s (“REIT’s”) business are excluded from the calculation of FFO. EastGroup has made the election to exclude activity related to such assets that are incidental to our business. FFO is calculated as net income (loss) attributable to common stockholders computed in accordance with U.S. generally accepted accounting principles (“GAAP”), excluding gains and losses from sales of real estate property (including other assets incidental to the Company’s business) and impairment losses, adjusted for real estate related depreciation and amortization, and after adjustments for unconsolidated partnerships and joint ventures.

FFO Excluding Gain on Involuntary Conversion and Business Interruption Claims is calculated as FFO (as defined above), adjusted to exclude gains on involuntary conversion and business interruption claims. The Company believes that this exclusion presents a more meaningful comparison of operating performance across periods.

PNOI is defined as Income from real estate operations less Expenses from real estate operations (including market-based internal management fee expense) plus the Company’s share of income and property operating expenses from its less-than-wholly-owned real estate investments. EastGroup sometimes refers to PNOI from Same Properties as “Same PNOI” in this press release and the accompanying reconciliation; the Company also presents Same PNOI Excluding Income from Lease Terminations. The Company presents Same PNOI and Same PNOI Excluding Income from Lease Terminations as a property-level supplemental measure of performance used to evaluate the performance of the Company’s investments in real estate assets and its operating results on a same property basis. The Company believes it is useful to evaluate Same PNOI Excluding Income from Lease Terminations on both a straight-line and cash basis. The straight-line basis is calculated by averaging the customers’ rent payments over the lives of the leases; GAAP requires the recognition of rental income on a straight-line basis. The cash basis excludes adjustments for straight-line rent and amortization of market rent intangibles for acquired leases; cash basis is an indicator of the rents charged to customers by the Company during the periods presented and is useful in analyzing the embedded rent growth in the Company’s portfolio. “Same Properties” is defined as operating properties owned during the entire current period and prior year reporting period. Operating properties are stabilized real estate properties (land including building and improvements) that make up the Company’s operating portfolio. Properties developed or acquired are excluded from the same property pool until held in the operating portfolio for both the current and prior year reporting periods. Properties sold during the current or prior year reporting periods are also excluded.

FFO and PNOI are supplemental industry reporting measurements used to evaluate the performance of the Company’s investments in real estate assets and its operating results. The Company believes that the exclusion of depreciation and amortization in the industry’s calculations of PNOI and FFO provides supplemental indicators of the properties’ performance since real estate values have historically risen or fallen with market conditions.  PNOI and FFO as calculated by the Company may not be comparable to similarly titled but differently calculated measures for other REITs.  Investors should be aware that items excluded from or added back to FFO are significant components in understanding and assessing the Company’s financial performance.

Earnings Before Interest, Taxes, Depreciation and Amortization for Real Estate (“EBITDAre”) is also a key performance measure. EBITDAre is computed in accordance with standards established by Nareit and defined as Net Income, adjusted for gains and losses from sales of real estate investments, non-operating real estate and other assets incidental to the Company’s business, interest expense, income tax expense, depreciation and amortization. EBITDAre is a non-GAAP financial measure used to measure the Company’s operating performance and its ability to meet interest payment obligations and pay quarterly stock dividends on an unleveraged basis.

Debt-to-EBITDAre ratio is a non-GAAP financial measure calculated by dividing the Company’s debt by its EBITDAre, and is used in analyzing the financial condition and operating performance of the Company relative to its leverage.

The Company’s interest and fixed charge coverage ratio is a non-GAAP financial measure calculated by dividing the Company’s EBITDAre by its interest expense. We believe this ratio is useful to investors because it provides a
400 W. Parkway Place, Suite 100, Ridgeland, MS 39157 | TEL: 601-354-3555 | www.eastgroup.net

basis for analysis of the Company’s leverage, operating performance and its ability to service the interest payments due on its debt.

CONFERENCE CALL

EastGroup will host a conference call and webcast to discuss the results of its fourth quarter, review the Company’s current operations, and present its earnings outlook for 2025 on Friday, February 7, 2025, at 11:00 a.m. Eastern Time.  A live broadcast of the conference call is available by dialing 1-800-836-8184 (conference ID: EastGroup) or by webcast through a link on the Company’s website at www.eastgroup.net.  If you are unable to listen to the live conference call, a telephone and webcast replay will be available through Friday, February 14, 2025.  The telephone replay can be accessed by dialing 1-888-660-6345 (access code 93780#), and the webcast replay can be accessed through a link on the Company’s website at www.eastgroup.net.

SUPPLEMENTAL INFORMATION

Supplemental financial information is available under Quarterly Results in the Investor Relations section of the Company’s website at www.eastgroup.net or upon request by calling the Company at 601-354-3555.

COMPANY INFORMATION

EastGroup Properties, Inc. (NYSE: EGP), a member of the S&P Mid-Cap 400 and Russell 2000 Indexes, is a self-administered equity real estate investment trust focused on the development, acquisition and operation of industrial properties in major Sunbelt markets throughout the United States with an emphasis in the states of Texas, Florida, California, Arizona and North Carolina.  The Company’s goal is to maximize shareholder value by being a leading provider in its markets of functional, flexible and quality business distribution space for location sensitive customers (primarily in the 20,000 to 100,000 square foot range).  The Company’s strategy for growth is based on ownership of premier distribution facilities generally clustered near major transportation features in supply-constrained submarkets.  The Company’s portfolio, including development projects and value-add acquisitions in lease-up and under construction, currently includes approximately 63.1 million square feet.  EastGroup Properties, Inc. press releases are available on the Company’s website at www.eastgroup.net.

The Company announces information about the Company and its business to investors and the public using the Company's website (eastgroup.net), including the investor relations website (investor.eastgroup.net), filings with the Securities and Exchange Commission, press releases, public conference calls, and webcasts. The Company also uses social media to communicate with its investors and the public. While not all the information that the Company posts to the Company's website or on the Company's social media channels is of a material nature, some information could be deemed to be material. Therefore, the Company encourages investors, the media, and others interested in the Company to review the information that it posts on the social media channels, including Facebook (facebook.com/eastgroupproperties), LinkedIn (linkedin.com/company/eastgroup-properties-inc), and X (X.com/eastgroupprop). The list of social media channels that the company uses may be updated on its investor relations website from time to time. The information contained on, or that may be accessed through, our website or any of our social media channels is not incorporated by reference into, and is not a part of, this document.

FORWARD-LOOKING STATEMENTS

The statements and certain other information contained in this press release, which can be identified by the use of forward-looking terminology such as “may,” “will,” “seek,” “expects,” “anticipates,” “believes,” “targets,” “intends,” “should,” “estimates,” “could,” “continue,” “assume,” “projects,” “goals,” “plans” or variations of such words and similar expressions or the negative of such words, constitute “forward-looking statements” within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended, and are subject to the safe harbors created thereby. These forward-looking statements reflect the Company’s current views about its plans, intentions, expectations, strategies and prospects, which are based on the information currently available to the Company and on assumptions it has made. For instance, the amount, timing and frequency of future dividends is subject to authorization by the Company’s Board of Directors and will be based upon a variety of factors. Although the Company believes that its plans, intentions, expectations,
400 W. Parkway Place, Suite 100, Ridgeland, MS 39157 | TEL: 601-354-3555 | www.eastgroup.net

strategies and prospects as reflected in or suggested by those forward-looking statements are reasonable, the Company can give no assurance that such plans, intentions, expectations or strategies will be attained or achieved. Furthermore, these forward-looking statements should be considered as subject to the many risks and uncertainties that exist in the Company’s operations and business environment. Such risks and uncertainties could cause actual results to differ materially from those projected. These uncertainties include, but are not limited to:

•international, national, regional and local economic conditions;
•the competitive environment in which the Company operates;
•fluctuations of occupancy or rental rates;
•potential defaults (including bankruptcies or insolvency) on or non-renewal of leases by tenants, or our ability to lease space at current or anticipated rents, particularly in light of ongoing interest rate uncertainty;
•disruption in supply and delivery chains;
•increased construction and development costs, including as a result of the recent inflationary environment;
•acquisition and development risks, including failure of such acquisitions and development projects to perform in accordance with our projections or to materialize at all;
•potential changes in the law or governmental regulations and interpretations of those laws and regulations, including changes in real estate laws, REIT or corporate income tax laws, potential changes in zoning laws, or increases in real property tax rates, and any related increased cost of compliance;
•our ability to maintain our qualification as a REIT;
•natural disasters such as fires, floods, tornadoes, hurricanes, earthquakes or other extreme weather events, which may or may not be caused by longer-term shifts in climate patterns, could destroy buildings and damage regional economies;
•the availability of financing and capital, increases in or long-term elevated interest rates, and our ability to raise equity capital on attractive terms;
•financing risks, including the risks that our cash flows from operations may be insufficient to meet required payments of principal and interest, and we may be unable to refinance our existing debt upon maturity or obtain new financing on attractive terms or at all;
•our ability to retain our credit agency ratings;
•our ability to comply with applicable financial covenants;
•credit risk in the event of non-performance by the counterparties to our interest rate swaps;
•how and when pending forward equity sales may settle;
•lack of or insufficient amounts of insurance;
•litigation, including costs associated with prosecuting or defending claims and any adverse outcomes;
•our ability to attract and retain key personnel or lack of adequate succession planning;
•risks related to the failure, inadequacy or interruption of our data security systems and processes, including security breaches through cyber attacks;
•pandemics, epidemics or other public health emergencies, such as the coronavirus pandemic;
•potentially catastrophic events such as acts of war, civil unrest and terrorism; and
•environmental liabilities, including costs, fines or penalties that may be incurred due to necessary remediation of contamination of properties presently owned or previously owned by us.

All forward-looking statements should be read in light of the risks identified in Part I, Item 1A. Risk Factors within the Company’s most recent Annual Report on Form 10-K, as such factors may be updated from time to time in the Company’s periodic filings and current reports filed with the SEC.
The Company assumes no obligation to update publicly any forward-looking statements, including its Outlook for 2025, whether as a result of new information, future events or otherwise.

CONTACT

Investor@eastgroup.net
400 W. Parkway Place, Suite 100, Ridgeland, MS 39157 | TEL: 601-354-3555 | www.eastgroup.net

EASTGROUP PROPERTIES, INC. AND SUBSIDIARIES
CONSOLIDATED STATEMENTS OF INCOME AND COMPREHENSIVE INCOME
(IN THOUSANDS, EXCEPT PER SHARE DATA)
(UNAUDITED)

	Three Months Ended		Twelve Months Ended
	December 31,		December 31,
	2024	2023	2024	2023
REVENUES
Income from real estate operations	$163,767	149,026	638,035	566,179
Other revenue	277	123	2,199	4,412
	164,044	149,149	640,234	570,591
EXPENSES
Expenses from real estate operations	43,195	39,368	174,212	154,030
Depreciation and amortization	49,662	45,248	189,411	171,078
General and administrative	4,043	3,740	20,619	16,757
Indirect leasing costs	229	146	785	582
	97,129	88,502	385,027	342,447
OTHER INCOME (EXPENSE)
Interest expense	(9,192)	(11,108)	(38,956)	(47,996)
Gain on sales of real estate investments	—	13,156	8,751	17,965
Other	931	774	2,805	2,435
NET INCOME	58,654	63,469	227,807	200,548
Net income attributable to noncontrolling interest in joint ventures	(14)	(14)	(56)	(57)
NET INCOME ATTRIBUTABLE TO EASTGROUP PROPERTIES, INC. COMMON STOCKHOLDERS	58,640	63,455	227,751	200,491
Other comprehensive income (loss) — interest rate swaps	8,013	(17,200)	(2,935)	(11,483)
TOTAL COMPREHENSIVE INCOME	$66,653	46,255	224,816	189,008

BASIC PER COMMON SHARE DATA FOR NET INCOME ATTRIBUTABLE TO EASTGROUP PROPERTIES, INC. COMMON STOCKHOLDERS
Net income attributable to common stockholders	$1.17	1.35	4.67	4.43
Weighted average shares outstanding — Basic	50,241	46,831	48,803	45,224
DILUTED PER COMMON SHARE DATA FOR NET INCOME ATTRIBUTABLE TO EASTGROUP PROPERTIES, INC. COMMON STOCKHOLDERS
Net income attributable to common stockholders	$1.16	1.35	4.66	4.42
Weighted average shares outstanding — Diluted	50,339	46,980	48,911	45,331

EASTGROUP PROPERTIES, INC. AND SUBSIDIARIES
RECONCILIATIONS OF GAAP TO NON-GAAP MEASURES
(IN THOUSANDS, EXCEPT PER SHARE DATA)
(UNAUDITED)

	Three Months Ended		Twelve Months Ended
	December 31,		December 31,
	2024	2023	2024	2023

NET INCOME ATTRIBUTABLE TO EASTGROUP PROPERTIES, INC. COMMON STOCKHOLDERS	$58,640	63,455	227,751	200,491
Depreciation and amortization	49,662	45,248	189,411	171,078
Company’s share of depreciation from unconsolidated investment	31	31	125	124
Depreciation and amortization attributable to noncontrolling interest	(1)	(1)	(5)	(5)
Gain on sales of real estate investments	—	(13,156)	(8,751)	(17,965)
Gain on sales of non-operating real estate	(140)	—	(362)	(446)
FUNDS FROM OPERATIONS (“FFO”) ATTRIBUTABLE TO COMMON STOCKHOLDERS*	108,192	95,577	408,169	353,277
Gain on involuntary conversion and business interruption claims	—	—	(1,708)	(4,187)
FFO ATTRIBUTABLE TO COMMON STOCKHOLDERS - EXCLUDING GAIN ON INVOLUNTARY CONVERSION AND BUSINESS INTERRUPTION CLAIMS*	$108,192	95,577	406,461	349,090

NET INCOME	$58,654	63,469	227,807	200,548
Interest expense (1)	9,192	11,108	38,956	47,996
Depreciation and amortization	49,662	45,248	189,411	171,078
Company’s share of depreciation from unconsolidated investment	31	31	125	124
EARNINGS BEFORE INTEREST, TAXES, DEPRECIATION AND AMORTIZATION (“EBITDA”)	117,539	119,856	456,299	419,746
Gain on sales of real estate investments	—	(13,156)	(8,751)	(17,965)
Gain on sales of non-operating real estate	(140)	—	(362)	(446)
EBITDA FOR REAL ESTATE (“EBITDAre”)*	$117,399	106,700	447,186	401,335

Debt	$1,503,562	1,674,827	1,503,562	1,674,827
Debt-to-EBITDAre ratio*	3.20	3.92	3.36	4.17

EBITDAre*	$117,399	106,700	447,186	401,335
Interest expense (1)	9,192	11,108	38,956	47,996
Interest and fixed charge coverage ratio*	12.77	9.61	11.48	8.36

DILUTED PER COMMON SHARE DATA FOR EASTGROUP PROPERTIES, INC. COMMON STOCKHOLDERS
Net income attributable to common stockholders	$1.16	1.35	4.66	4.42
FFO attributable to common stockholders*	$2.15	2.03	8.35	7.79
FFO attributable to common stockholders - excluding gain on involuntary conversion and business interruption claims*	$2.15	2.03	8.31	7.70
Weighted average shares outstanding for EPS and FFO purposes - Diluted	50,339	46,980	48,911	45,331

(1)  Net of capitalized interest of $5,026 and $4,371 for the three months ended December 31, 2024 and 2023, respectively; and $19,823 and $16,235 for the twelve months ended December 31, 2024 and 2023, respectively.

*This is a non-GAAP financial measure. Please refer to Definitions.

EASTGROUP PROPERTIES, INC. AND SUBSIDIARIES
RECONCILIATIONS OF GAAP TO NON-GAAP MEASURES (Continued)
(IN THOUSANDS)
(UNAUDITED)

	Three Months Ended		Twelve Months Ended
	December 31,		December 31,
	2024	2023	2024	2023

NET INCOME	$58,654	63,469	227,807	200,548
Gain on sales of real estate investments	—	(13,156)	(8,751)	(17,965)
Gain on sales of non-operating real estate	(140)	—	(362)	(446)
Interest income	(512)	(496)	(1,334)	(879)
Other revenue	(277)	(123)	(2,199)	(4,412)
Indirect leasing costs	229	146	785	582
Depreciation and amortization	49,662	45,248	189,411	171,078
Company’s share of depreciation from unconsolidated investment	31	31	125	124
Interest expense (1)	9,192	11,108	38,956	47,996
General and administrative expense (2)	4,043	3,740	20,619	16,757
Noncontrolling interest in PNOI of consolidated joint ventures	(15)	(15)	(62)	(62)
PROPERTY NET OPERATING INCOME (“PNOI”)*	120,867	109,952	464,995	413,321
PNOI from 2023 and 2024 acquisitions	(6,888)	(2,072)	(19,249)	(3,334)
PNOI from 2023 and 2024 development and value-add properties	(9,361)	(5,806)	(31,544)	(13,190)
PNOI from 2023 and 2024 operating property dispositions	—	(686)	(177)	(2,819)
Other PNOI	85	(81)	208	166
SAME PNOI (Straight-Line Basis)*	104,703	101,307	414,233	394,144
Lease termination fee income from same properties	(235)	(488)	(2,192)	(1,020)
SAME PNOI EXCLUDING INCOME FROM LEASE TERMINATIONS (Straight-Line Basis)*	104,468	100,819	412,041	393,124
Straight-line rent adjustments for same properties	(1,521)	(1,152)	(4,560)	(6,429)
Acquired leases — market rent adjustment amortization for same properties	(324)	(441)	(1,400)	(2,045)
SAME PNOI EXCLUDING INCOME FROM LEASE TERMINATIONS (Cash Basis)*	$102,623	99,226	406,081	384,650

(1) Net of capitalized interest of $5,026 and $4,371 for the three months ended December 31, 2024 and 2023, respectively; and $19,823 and $16,235 for the twelve months ended December 31, 2024 and 2023, respectively.

(2) Net of capitalized development costs of $2,023 and $2,489 for the three months ended December 31, 2024 and 2023, respectively; and $8,181 and $10,472 for the twelve months ended December 31, 2024 and 2023, respectively.

*This is a non-GAAP financial measure. Please refer to Definitions.